Exhibit 5.1

Jon Gavenman

(650) 843-5055

jgavenman@cooley.com

January 14, 2011

Rovi Corporation

2830 De La Cruz Boulevard

Santa Clara, CA 95050

Ladies and Gentlemen:

We have acted as counsel for Rovi Corporation, a Delaware corporation (the “Company”), in connection with the Company’s offer to exchange each outstanding share of common stock of Sonic Solutions, a California corporation (“Sonic”), for consideration consisting of a combination of cash and a fraction of a share of the Company’s common stock (the “Offer”), the proposed merger of Sparta Acquisition Sub, Inc., a California corporation and a wholly owned subsidiary of the Company (“Acquisition Sub”), with and into Sonic (the “Merger”) and other transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of December 22, 2010, among the Company, Acquisition Sub and Sonic (the “Merger Agreement”). This opinion is being furnished in connection with a Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 10,551,898 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), to be issued in connection with the Offer and Merger.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus/Offer to Purchase included therein, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the laws of the State of California and the General Corporation Law of the State of Delaware.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Securities Act of 1933, as amended, (ii) that all conditions to the Offer will be satisfied or waived and that the exchange contemplated by the Offer will be consummated in accordance with the terms of the Offer, (iii) to the extent required under the laws of the State of California, that the Merger Agreement and the transactions contemplated thereby will be approved by the shareholders of Sonic and (iv) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Rovi Corporation

January 14, 2011

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, which are being offered and sold by the Company in accordance with the Registration Statement and the related Prospectus/Offer to Purchase and the Offer and the Merger as described therein, when issued, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus/Offer to Purchase included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/S/ JON GAVENMAN
Jon Gavenman

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM